SUBADVISORY AGREEMENT
                          THE PHOENIX EDGE SERIES FUND

                                                               October 29, 2001

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116

         WHEREAS, The Phoenix Edge Series Fund (the "Fund") is an open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder;

         WHEREAS, the shares of the Fund are offered or may be offered in several series, including the following series: Phoenix-MFS Investors Growth Stock Series, Phoenix-MFS Investors Trust Series, and, Phoenix-MFS Value Series (hereafter collectively referred to as the "Series");

         WHEREAS, Phoenix Variable Advisors, Inc. (the "Advisor") evaluates and recommends series advisors for the Series and is responsible for the day-to-day management of the Series; and

         WHEREAS, the Advisor desires to retain Massachusetts Financial Services Company, a company organized under the laws of the State of Delaware, doing business as MFS Investment Management (the "Subadvisor"), to furnish portfolio management services for the Series, and the Subadvisor is willing to furnish such services.

         NOW, THEREFORE, the Advisor and the Subadvisor agree as follows:

1. Employment as a Subadvisor. The Advisor, being duly authorized, hereby employs the Subadvisor to invest and reinvest the assets of the Series on the terms and conditions set forth herein. The services of the Subadvisor hereunder are not to be deemed exclusive; the Subadvisor may render services to others and engage in other activities that do not conflict in any material manner with the Subadvisor's performance hereunder.

2. Acceptance of Employment; Standard of Performance. The Subadvisor accepts its employment as a subadvisor to the Advisor and agrees to make investment decisions for the Series in accordance with the provisions of this Agreement.

3.       Services of Subadvisor.

                (a) The Subadvisor shall provide the services set forth herein and in Schedule A attached hereto and made a part hereof. In providing management services to the Series, the Subadvisor shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Series and as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time), and to the Fund's Agreement and Declaration of Trust, to the investment and other restrictions set forth in the Act, the Securities Act of 1933, as amended; and to the supervision and direction of the Advisor, who in turn is subject to the supervision and direction of the Board of Trustees of the Fund. The Subadvisor will keep the Fund and the Advisor informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Series and the Advisor from time to time with whatever information the Sub-Advisor believes is reasonably appropriate for this purpose.

                (b) Subject at all times to the limitations set forth in subparagraph 3(a) above, the Subadvisor shall have full authority at all times with respect to the management of the Series, including, but not limited to, authority to give written or oral instructions to various broker/dealers, banks or other agents; to bind and obligate the Series to and for the carrying out of contracts, arrangements, or transactions which shall be entered into by the Subadvisor on the Series' behalf with or through such broker/dealers, banks or other agents; to direct the purchase and sale of any securities; and generally to do and take all action necessary in connection with the Series, or considered desirable by the Subadvisor with respect thereto. The Subadvisor may maintain uninvested cash balances in the Series as it shall deem reasonable without incurring any liability for the payment of interest thereon.

4. Expenses. The Subadvisor shall furnish at its own expense for the following:

                (a) Office facilities, including office space, furniture and equipment utilized by its employees, in the fulfillment of Subadvisor's responsibilities hereunder;

                (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work), and to fulfill the other functions of the Subadvisor hereunder; and,

                (c) The Subadvisor need not provide personnel to perform, or pay the expenses of the Advisor for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, auditors and legal counsel.

5. Transaction Procedures. All transactions for the Series will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian pursuant to its agreement with the Fund (the "Custodian Agreement"), of all cash and/or securities due to or from the Series. The Subadvisor shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadvisor shall advise the Custodian and confirm in writing or by confirmed electronic transmission to the Fund all investment orders for the Series placed by it with brokers and dealers at the time and in the manner set forth in the Custodian Agreement and in Schedule B hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadvisor. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadvisor shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

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

6. Allocation of Brokerage. The Subadvisor shall have authority and discretion to select brokers and dealers to execute Series transactions initiated by the Subadvisor, and to select the markets on or in which the transactions will be executed.

         A. In placing orders for the sale and purchase of Series securities for the Fund, the Subadvisor's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadvisor to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadvisor reasonably believes that the broker or dealer selected by it can be expected to obtain "best execution" on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadvisor, viewed in terms of either that particular transaction or of the Subadvisor's overall responsibilities with respect to its clients, including the Fund, as to which the Subadvisor exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

         B. Subject to the requirements of paragraph A above, the Advisor shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Advisor and the Subadvisor, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or that will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct or exclusive benefit to the Series. In addition, subject to paragraph A above, the applicable Conduct Rules of the National Association of Securities Dealers, Inc. and other applicable law, the Fund shall have the right to request that transactions be executed by brokers and dealers by or through whom sales of shares of the Fund are made.

         C. On occasions when the Subadvisor deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Series as well as other clients of the Subadvisor, the Subadvisor, to the extent permitted by applicable law and regulations may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisor in the manner the Subadvisor considers to be the most equitable and consistent with its fiduciary obligations to the Series and to such other clients.

7. Fees for Services. The compensation of the Subadvisor for its services under this Agreement shall be calculated and paid by the Advisor in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Advisor, the Advisor is solely responsible for the payment of fees to the Subadvisor.

8. Limitation of Liability. The Subadvisor shall not be liable for any error of judgment, mistake of law, or for any loss suffered by the Advisor, the Fund, the Series or their shareholders, in connection with the matters to which this Agreement relates, provided, however, that such error, mistake or loss does not constitute a breach of the investment objectives, policies and restrictions applicable to the Series and that any such error, mistake or loss, shall not have resulted from the

         Subadvisor's willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of its obligations hereunder.

9. Confidentiality. Subject to the duty of the Subadvisor to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadvisor and the Fund in respect thereof.

10. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadvisor shall notify the Advisor in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Advisor to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur and to take the steps it deems necessary.

11. Representations, Warranties and Agreements of the Subadvisor. The Subadvisor represents, warrants and agrees that:

         A. It is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act").

         B. It will maintain the records and information required by Rule 31a-1 under the Act respecting its activities with respect to the Series, and such other records with respect thereto relating to the services the Subadvisor provides under this Agreement as may be required in the future by applicable SEC rules, and shall retain such information for such times and in such manner as required by applicable rules, including Rule 31a-2 under the Act.

         C. It has a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Advisor with a copy of the code of ethics and evidence of its adoption. Subadvisor acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the "Code of Ethics"). The Subadvisor will not be subject to the Code of Ethics of the Fund as long as its code of ethics complies with the applicable regulatory requirements and the Board of Trustees of the Trust approves its code of ethics. Within 10 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadvisor shall certify to the Fund and to the Advisor that the Subadvisor has complied with the requirements of Rule 17j-l with respect to the Fund during the previous calendar quarter and that there has been no violation of its code of ethics with respect to the Fund, or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadvisor shall permit the Fund and Advisor to examine the reports required to be made by the Subadvisor under Rule 17j-l(c)(1) and this subparagraph.

         D. It will use all necessary efforts to manage the Series so that the Fund will qualify as a regulated investment company under the provisions of Subchapter M of the Internal Revenue Code ("IRC"), will satisfy the diversification requirements of Section 817(h) of the IRC, the provisions of Subchapter M of the IRC applicable to regulated investment companies, including those which underlie variable annuities; and, the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the IRC and the rules and regulations adopted under each such provision.

         E. It will furnish the Advisor a copy of its Form ADV as filed with the Securities and Exchange Commission.

         F. It will be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Series.

         G. It will not, without the Advisor's prior approval, effect any transactions that would cause the Series at the time of the transaction to be out of compliance with any of such restrictions or policies.

         H. Reference is hereby made to the Declaration of Trust dated February 18, 1986, establishing the Fund, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter so filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law. The name The Phoenix Edge Series Fund refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the Fund estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadvisor nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12. Representations, Warranties and Agreements of the Advisor. The Advisor represents, warrants and agrees that:

         A. It has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals, to execute this Agreement, which constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

         B.   It is registered as an "investment adviser" under the Advisers
         Act.

         C. Prior to commencement of the Subadvisor's services hereunder, it will deliver to the Subadvisor true and complete copies of the Prospectus, Statement of Additional Information, and such other documents or instruments governing the investments and investment policies and practices of the Series, and during the term of this Agreement will promptly deliver to the Subadvisor true and complete copies of all documents and instruments supplementing, amending, or otherwise becoming such Fund Documents before or at the time they become effective. The Advisor will also provide a list of companies the securities of which are not to be bought or sold for the Series (such list shall include each security name, CUSIP number, SEDOL and/or applicable ticker, if applicable) and a list of affiliated brokers and underwriters for reporting transactions under applicable provisions of the Act. Subadvisor shall not be obligated to process or undertake any actions in connection with the information described in this clause until three business days following its receipt of notice thereof pursuant to Section 19, below.

         D. It will deliver to the Subadvisor any limitations imposed upon the Fund as a result of relevant diversification requirements under the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended.

         E. It will furnish or otherwise make available to the Subadvisor such other information relating to the business affairs of the Fund as the Subadvisor at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. Reports. The Subadvisor shall provide the Advisor such periodic and special reports as the Advisor requests and the Subadvisor consents to provide, which consent shall not be unreasonably withheld or delayed. The Subadvisor agrees that such records are the property of the Fund, and shall be made reasonably available for inspections, by the Fund or to the Advisor as agent of the Fund, and promptly upon request surrendered to either. The Subadvisor is authorized to supply the Fund's independent accountants, PricewaterhouseCoopers LLP, or any successor accountant for the Fund, any information that they may request in connection with the Fund.

14. Proxies. Unless the Advisor or the Fund gives the Subadvisor written instructions to the contrary, the Subadvisor shall vote and shall comply with the Fund's proxy voting procedures then in effect to vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of Series may be invested. Subadvisor agrees to provide the Advisor with annual proxy voting reports in such form as the Advisor may reasonably request.

15. Recordkeeping. The Subadvisor will assist the recordkeeping agent for the Fund in determining or confirming the value of any securities or other assets in the Series for which the recordkeeping agent seeks assistance from or identifies for review by the Advisor.

16. Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadvisor and the Advisor, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

17. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until November 30, 2002, and thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

18. Use of Name. The Advisor and the Fund agree not to refer to any designation comprised in whole or in part of the names or marks "Massachusetts Financial Services, Company", "MFS Investment Management" or any other trademark relating to MFS in any advertisement or other document without the prior consent of the Subadvisor. Upon termination of this Agreement, each party shall cease all use of the others' name as soon as reasonably practicable.

19. Notices. Except as otherwise provided in this Agreement, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by confirmed facsimile or by pre-paid first class letter post or overnight courier to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Advisor:            PHOENIX VARIABLE ADVISORS, INC.
                                       One American Row
                                       Hartford, Connecticut
                                       Attention: Doreen Bonner

         If to the Subadvisor:         Massachusetts Financial Services Company
                                       500 Boylston Street
                                       Boston, MA 02116
                                       Attention: Legal Department

20. Termination. This Agreement may be terminated by either party, without penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by the party so notified, or otherwise, upon sixty (60) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of either party hereto to the other party.

21. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

22. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.


                                       PHOENIX VARIABLE ADVISORS, INC.


                                       By: /s/ Simon Y. Tan
                                           --------------------------
                                          Title: Simon Y. Tan, President

ACCEPTED:
MASSACHUSETTS FINANCIAL SERVICES COMPANY


By:  /s/ Arnold D. Scott
    --------------------------------
     Title:  Arnold D. Scott, Senior Executive Vice President



SCHEDULES:    A.   Subadvisor Functions
              B.   Operational Procedures
              C.   Fee Schedule

                                   SCHEDULE A

                              SUBADVISOR FUNCTIONS

         With respect to managing the investment and reinvestment of the Series assets, the Subadvisor shall provide, at its own expense:

         (a) An investment program for the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Advisor;

         (b) Implementation of the investment program for the Series based upon the foregoing criteria;

         (c) Annual reports, in form and substance acceptable to the Advisor and Subadvisor, with respect to foreign custody as governed by Rule 17f-7 under the Act, and proxy voting reports.

         (d) Quarterly reports, in form and substance acceptable to the Advisor, with respect to: i) compliance with the Subadvisor's code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Series assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Series and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Series limitation on acquisition of illiquid securities; v) cross transactions conducted pursuant to Rule 17a-7 under the Act; vi) any and all other reports as the parties hereto mutually agree; and, vii) the implementation of the Series investment program, including, without limitation, analysis of Series performance;

         (e) Attendance by appropriate representatives of the Subadvisor at meetings requested by the Advisor or Trustees at such time(s) and location(s) as mutually agreed upon; and

         (f) Participation, overall assistance and support in marketing the Series, including, without limitation, meetings with pension fund representatives, broker/dealers who have a sales agreement with Phoenix Equity Planning Corporation, and other parties reasonably requested by the Advisor.

         (g) This Schedule A is subject to amendment from time to time to require additional reports as contemplated by Paragraph 13 of this Agreement.


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


                                   SCHEDULE B

                             OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank & Trust Company (the "Custodian"), the custodian for the Fund.

The Subadvisor must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

         1.       Purchase or sale; 2. Security name;
         3.       CUSIP number (if applicable);
         4.       Number of shares and sales price per share;
         5.       Executing broker;
         6.       Settlement agent;
         7.       Trade date;
         8.       Settlement date;
         9.       Aggregate commission or if a net trade;
         10.      Interest purchased or sold from interest bearing security;
         11.      Other fees;
         12.      Net proceeds of the transaction;
         13.      Exchange where trade was executed; and
         14.      Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian and sub-accounting agent will supply the Subadvisor daily with a cash availability report. This will normally be done by confirmed facsimile or confirmed electronic transmission so that the Subadvisor will know the amount available for investment purposes.

                                   SCHEDULE C

                                 SUBADVISORY FEE

For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rates stated below, commencing ninety (90) days following the effective date of the registration statement for the Series:

                  Rate(s)           Breakpoint based on average
                  -------           of all net assets of the three Series
                                    under management
                                    ----------------

                  0.375%            $0 - $500 million
                  0.350%            next $400 million
                  0.325%            next $600 million
                  0.250%            Excess over $1.5 billion


The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of each Series shall be valued as set forth in the then current registration statement of the Fund. Payment of the monthly management fee will be accompanied by documentation that verifies the calculation of such fee.


                                       11